TERM SHEET
$[424,000,000]
(Approximate, Subject to Variance (1))

FHASI 2007-AR2
Mortgage Pass-Through Certificates

Class	Approximate Size ($)	Coupon	Security Description	WAL To Maturity (yrs) (2)	Principal Payment to Maturity Window (2)	Expected Initial Loss Coverage	Legal Final Maturity	Expected Ratings (3)
1A1	$248,000,000	WAC(5)	Pass-Through	2.58	07/07-05/12	[3.50]%	07/25/2037	AAA
2A1	$126,415,000	WAC(6)	Pass-Through	2.94	07/07-05/14	[3.50]%	07/25/2037	AAA
3A1	$43,425,000	WAC(7)	Pass-Through	3.20	07/07-04/17	[3.50]%	07/25/2037	AAA
SUBS(4)	$14,840,000

(1)	Aggregate collateral balance subject to change, which may affect final tranche sizing.

(2)	At pricing speed of 25 CPB per annum. Assumes bonds pay on the 25th of every month beginning in July 2007.

(3)
It is expected that two out of three of S&P, Moody’s and Fitch will rate all of the senior certificates. One of the aforementioned will rate the subordinate certificates (other than the first loss tranche).

(4)	Non-offered classes.

(5)	The Class 1A1 Certificates will bear interest at a variable rate equal to the weighted average net mortgage rates of the mortgage loans in Pool 1.

(6)	The Class 2A1 Certificates will bear interest at a variable rate equal to the weighted average net mortgage rates of the mortgage loans in Pool 2.

(7)	The class 3A1 Certificates will bear interest at a variable rate equal to the weighted average net mortgage rates of the mortgage loans in Pool 3.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Deal Overview:

•
The collateral is comprised of adjustable rate, 30 year, first lien, fully amortizing mortgage loans with a fixed interest rate period as described below, then subject to semi-annual adjustment based on an index of One Year CMT plus a margin.

Pool 1 - Mortgage loans scheduled to pay a fixed rate of interest for 5 years.

Pool 2 - Mortgage loans scheduled to pay a fixed rate of interest for 7 years.

Pool 3 - Mortgage loans scheduled to pay a fixed rate of interest for 10 years.

•	The trust will issue subordinate certificates.

•	The Master Servicer maintains a [10]% optional termination on the collateral.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Terms of the Offering:

Cut off Date:	June 1, 2007

Closing Date:	June 29, 2007

Settlement Date:	June 29, 2007

Distribution Dates:	25th or next business day of each month, commencing in July 2007

Collection Period:	For regular payments, the calendar month preceding the month in which the current Distribution Date occurs. For prepayments, the 16th of the prior month to the 15th of the current month.

Depositor:	First Horizon Asset Securities Inc.

Underwriter:	FTN Financial.

Master Servicer:	First Horizon Home Loan Corporation

Servicing Fee:	Generally [0.250%] per annum

Trustee:	The Bank of New York

Rating Agencies:	It is expected that two out of three of S&P, Moody’s and Fitch will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	24 days.

Interest Accrual Period:	For any Distribution Date, the calendar month preceding the month in which the Distribution Date occurs.

Accrued Interest:	28 days of accrued interest.

Registration:	Book-entry form through DTC

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption:	25 CPB per annum.

SMMEA Eligibility:	The senior certificates will be SMMEA eligible.

ERISA Eligibility:	The senior certificates will be ERISA eligible.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Terms of the Offering - Credit Enhancement:

Credit Enhancement:
Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [3.50]%). All pools are cross-collateralized.

Shifting Interest Structure with 7 year lockout, subject to 2x test

Distribution Dates (months)	Prepayment Shift Percentage
1 - 84	100%
85 - 96	70%
97 - 108	60%
109 - 120	40%
121 - 132	20%
144+	0%

Senior Percentage:
On any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the principal amounts of senior certificates and the denominator of which is the pool principal balance for the immediately preceding Distribution Date.

Subordinate Percentage:	On any Distribution Date, 100% minus the related Senior Percentage.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Collateral Stipulations (Subject to Change):

FHASI 2007-AR2
COLLATERAL PROJECTIONS

	Jumbo 5/1 ARM		Jumbo 7/1 ARM		Jumbo 10/1 ARM

Total Loans	$248,000,000	+-10.0%	$131,000,000	+-10.0%	$45,000,000	+-10.0%
“AAA” Amount @ 3.50%	$239,320,000	+-10.0%	$126,415,000	+-10.0%	$43,425,000	+-10.0%
AAA Coupon	5.865%	+/-.15	5.893%	+-.15	6.102%	+-.15
Gross WAC	6.115%	+/-.15	6.143%	+-.15	6.352%	+-.15
Wtd Avg Servicing Fee	0.25%	min	0.25%	min	0.25%	min
Wtd Avg Gross Margin	2.75	+/-.05	2.75	+/-.05	2.75	+/-.05
WAC Range	400.0	max	300.0	max	275.0	max
WAM	359	+-1	359	+-1	358	+-1
Wtd Avg MTR	59	+-1	83	+-1	118	+-1
Arm Index	1yr CMT		1yr CMT		1yr CMT
Cap Structure	5/2/5		5/2/5		5/2/5
WALTV	71.0%	+-15.0	71.5%	+-15.0	71.7%	+-15.0
**All loans Over 80% have PMI
Average Loan Balance	$669,246	+-50000	$718,997	+-50000	$680,814	+-50000
Max Loan Balance	$2,135,000	max	$1,890,000	max	$1,886,500	max
Full Doc	69.1%	+-10%	77.1%	+-10%	86.3%	+-10%
SF/PUD	94.8%	+-10%	93.6%	+-10%	93.1%	+-10%
Owner Occupied	94.0%	+-10%	93.9%	+-10%	91.1%	+-10%
Investor Properties	5.00%	max	5.00%	max	10.00%	max
Average FICO	752	+-20	752	+-20	750	+-20
Pct California	35.3%	40% Max	70.0%	80%Max	52.6%	60%Max
Interest Only Loans	82.6%	+/-10%	90.3%	+/-10%	91.8%	+/- 10%
IO Period = 120 mths
Expected Subordination	3.50%	+-100bps
All subordinated bonds are cross-collateralized.
Expected Ratings Agencies	AAA	S&P, Moody’s, or Fitch (2 out of 3)
	Subs	S&P, Moody’s, or Fitch (1 out of 3)
Servicing Fee will change to 25 basis points after reset date

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.